Exhibit 10.30












                              EMPLOYMENT AGREEMENT

                                     between

                            THE MAHOPAC NATIONAL BANK

                                       and

                                STEPHEN E. GARNER

                              EMPLOYMENT AGREEMENT




         THIS AGREEMENT, made as of the __ day of January, 1999, is by and between THE MAHOPAC NATIONAL BANK, a national banking organization with its principal offices located at 630 Route 6, Mahopac, New York 10541 (the "Bank"), and STEPHEN E. GARNER, an individual residing at 30 Raymond Road, North Salem, New York 10560 ("Employee").

         WHEREAS, Employee has previously been employed and has accumulated valuable experience as an executive officer of the Bank; and

         WHEREAS, the Bank believes that the experience of Employee will provide significant benefits to the Bank and therefore desires to retain the services of the Employee; and

         WHEREAS, the Bank desires to employ Employee as the Chief Executive Officer of the Bank pursuant to the terms and conditions set forth herein; and

         WHEREAS, Employee is willing to accept such employment pursuant to the terms and conditions set forth herein;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Bank hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2. Duties of Employee. Employee will serve as the Chief Executive Officer of the Bank or in any other comparable capacity as the Board of Directors of the Bank may reasonably request, faithfully and to the best of his ability. Notwithstanding the foregoing, the parties hereto hereby acknowledge and agree that effective as of the "Closing Date," as defined below, Employee shall also serve as the President of the Bank. In whatever capacity he is employed, Employee agrees to devote his knowledge, energy, skill, and full time thereto, and will perform from time to time such services, supervisory or otherwise, as the Board of Directors of the Bank reasonably requests, without compensation other than that for which provision is made in this Agreement.

3.       Compensation.

         A. During the first year of this Agreement, the Bank shall pay Employee an annual salary in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per year, which is to be paid bi-weekly according to the Bank's customary payroll practices, less usual withholding amounts. Throughout the term of this Agreement, the Board of Directors may, in its sole discretion, from time to time and not less frequently than once each year at Employee's employment anniversary date, increase Employee's salary, and any fringe benefits described below, based on the performance of Employee as determined by the Board of Directors of the Bank. Notwithstanding the above, during any period in which Employee shall be receiving disability benefits under coverage paid for by the Bank or any of its affiliated entities, Employee's compensation provided for herein shall be reduced by the amount of such disability benefits.

         B. In addition to the foregoing, the Bank hereby agrees to pay Employee the following amounts in accordance with the following terms and conditions:

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                  (i)      if, and only if, Employee is employed by the Bank on
the date (the "Closing Date") that Letchworth Independent Bancshares Corporation ("LIBC") consummates its acquisition of at least fifty-eight percent (58%) of the issued and outstanding shares of capital stock of the Bank, the Bank shall pay Employee an amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00) on the Closing Date;

                  (ii) if, and only if, Employee is employed by the Bank on the first anniversary of the Closing Date, the Bank shall pay Employee an amount equal to Fifty Thousand and 00/100 Dollars ($50,000.00) on said anniversary date; and

                  (iii) if, and only if, Employee is employed by the Bank on the second anniversary of the Closing Date, the Bank shall pay Employee an amount equal to Fifty Thousand and 00/100 Dollars ($50,000.00) on said anniversary date.

         C. Throughout the term of this Agreement, Employee shall receive all fringe benefits that he is presently receiving, all as described on Exhibit A annexed hereto; provided, however, that in the event that the Bank becomes a wholly-owned subsidiary of LIBC, then from and after the effective date thereof, Employee shall receive, in lieu of the fringe benefits then being provided by the Bank, all fringe benefits that are available to employees of LIBC and its subsidiaries, from time to time, including the defined benefit plan, 401(k) plan, dental plan, and other welfare benefit plans maintained by The Bank of Castile ("BofC").

         D. In addition to the foregoing, the Bank hereby covenants and agrees to take any and all steps necessary to ensure that LIBC issues an option to Employee on the Closing Date pursuant to which Employee shall have the right to purchase up to 30,000 shares of common stock of LIBC (the "Option"). The Option shall be granted pursuant to the terms and conditions of the Letchworth Independent Bancshares Corporation Stock Option Plan of 1998, as amended to include certain employees of the Bank (the "Option Plan"), and pursuant to the terms and conditions of the Option Agreement used by LIBC in connection with the grant of options under the Option Plan. The Option Agreement shall provide:

                  (i) that the option price for each share of common stock shall be the "fair market value," as defined in the Option Plan, of a share of common stock of LIBC on the Closing Date;

                  (ii) that Employee shall obtain the right to exercise twenty percent (20%) of the Option on each anniversary date of the Closing Date such that on the fifth anniversary date of the Closing Date, Employee would have the right to exercise the entire Option;

                  (iii) that any unexercised portion of the Option shall be carried forward to successive years until the expiration of the Option Agreement;

                  (iv) that the Options shall immediately become fully vested and exercisable upon the sale or merger of LIBC with and into another entity pursuant to which LIBC is not the surviving entity, or upon the termination of Employee without "cause," as defined below; and

                  (v) that any unexercised portion of the Option shall be protected from dilution pursuant to the terms and conditions of the Option Plan.

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         E.       Employee shall also be eligible to earn a bonus based upon the economic performance of the Bank. In connection therewith, prior to the start of each fiscal year of the Bank, Employee and the Board of Directors of the Bank shall, in good faith and taking into account all appropriate factors, determine what would constitute "Threshold," "Plan," "Above Plan," and "Superior" performance of the Bank during the upcoming fiscal year, the criteria to be used in determining whether such performance has been achieved, and the bonus payment to be due and owing Employee for achieving each performance level. Notwithstanding the foregoing, the Bank and Employee hereby covenant and agree that the bonus payments for achieving the various performance levels for the fiscal years ending December 31, 1999 and December 31, 2000 shall be as set forth on Exhibit B annexed hereto.

         F. In addition to the foregoing, Employee shall be eligible to participate in the Supplemental Executive Retirement Plan (the "SERP") of the Bank, a copy of which is annexed hereto as Exhibit C.

4. Non-Competition. During the term of this Agreement or any extension thereof, and for a period of two (2) years thereafter, Employee hereby agrees that he will not, directly or indirectly, whether as owner, principal, agent, consultant, employee, partner, stockholder or any other capacity, directly or indirectly (a) engage in the business of banking for or with any bank which has an office located within twenty (20) miles of a branch office of the Bank, or
(b) solicit employment for on or on behalf of any employee of the Bank, or induce any such employee to leave the employ of the Bank. Notwithstanding the foregoing, the parties hereto hereby acknowledge and agree that (i) the terms and conditions of this Section 4 shall not apply in the event Employee is terminated without "cause" by the Bank, (ii) the provisions of this Section 4 shall not be interpreted to prohibit Employee from holding investments as a passive investor or passive stockholder in other financial institutions, and
(iii) the provisions of this Section 4 shall not be interpreted to prohibit Employee from being employed by any financial institution that has total assets in excess of Seven Billion Dollars.

5.       Confidentiality of Information.

         A. Employee shall not, either during the term of this Agreement or thereafter, disclose or authorized anyone else to disclose, or use or make known for his or another's benefit, any confidential, proprietary or other similar information, knowledge or data of the Bank, LIBC, or BofC in any way acquired during the performance of his duties hereunder. Confidential, proprietary or other similar information, knowledge or data of the Bank, LIBC or BofC shall, for the purposes of this Agreement, include but not be limited to, matters not readily available to the public which are: (i) of a technical nature such as but not limited to methods, know-how, computer programs, and similar items; (ii) of a business nature such as but not limited to information about lists of customers, prices, costs, profits, markets, or the Bank's and/or LIBC's and/or BofC's strengths and weaknesses; or (iii) pertaining to future developments such as but not limited to research and development, or future marketing or service plans or ideas of the Bank and/or LIBC and/or BofC. Notwithstanding the foregoing, information, knowledge or data which is in the public domain, or readily available to the public, shall not constitute confidential information of the Bank, LIBC or the BofC.

         B. Employee agrees that upon termination of employment for any reason whatsoever, he will deliver to the Bank all copies of data and information, including without limitation, all documents, correspondence, notebooks, reports, sales and other materials, customer lists or information, and all other material and copies thereof relating in any way to the business of the Bank and/or LIBC and/or B of C which are in his possession or control.

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6.       Term and Termination.

         A. Term. This Agreement shall be effective from the date first above written and shall remain in effect for a period of three (3) years. In addition, on each anniversary date hereof, this Agreement shall automatically renew for an additional one (1) year period so that the term of this Agreement shall always be three (3) years unless earlier terminated as provided in Section 6.B. below.

         B.       Termination.

                  (i) Employee may terminate this Agreement with or without cause at any time upon one hundred twenty (120) days written notice to the Bank. In addition, the Bank may terminate this Agreement without "cause" at any time upon thirty (30) days written notice to Employee, or for "cause" at any time. If terminated for "cause," said termination shall take effect immediately. For purposes of this Agreement, "cause" for termination shall be limited to the Employee's (a) gross dereliction of duties, or (b) conduct that offends the standards of the community to such an extent that the good name and reputation of the Bank and/or LIBC and/or BofC is significantly damaged within the community, or (c) inability, due to disability, to perform substantially all of the duties assigned to him pursuant to the terms and conditions of this Agreement for one hundred eighty (180) days during any twelve (12) month period, or (d) Employee's death.

                  (ii) In the event that the Bank terminates this Agreement without "cause" and Employee executes and delivers a general release in favor of the Bank and its affiliates (pursuant to which the Bank and its affiliates are released of any and all liabilities and/or obligations to Employee other than the severance pay obligations due and owing under this Section 6.B.), the Bank shall pay Employee, as severance pay, his annual salary set forth in Section 3.A. for a term of eighteen (18) months from the effective date of such termination, said payments to be made in eighteen (18) consecutive, equal, monthly installments. In addition, in the event that the Bank terminates this Agreement without "cause", the Bank shall (a) reimburse Employee for all premiums incurred by Employee for COBRA benefits during the eighteen (18) month period from and after the effective date of said termination, (b) pay Employee any and all amounts due and owing under Section 3.B. above, as if Employee remain employed with the Bank until the second anniversary of the Closing Date, and (c) the Option granted to Employee pursuant to Section 3.D. above shall immediately vest in accordance with the terms and conditions of the Option Plan.

                  (iii) In the event that the Bank terminates this Agreement for "cause," (a) Employee shall have no right to, and the Bank shall have no obligation to pay Employee, any severance pay whatsoever, (b) Employee shall have no right to, and the Bank shall have obligations to pay Employee, any remaining amounts due and payable under Section 3.B. above, and (c) any unexercised portion of the Option shall terminate as of the effective date of said termination; provided, however, that in the event that the Bank terminates this Agreement pursuant to the terms of Section 6.B(i)(c) or Section 6.B.(i)(d) above, then the Bank shall pay Employee any and all amounts due and owing under
Section 3.B. above as if Employee remain employed by the Bank until the second anniversary of the Closing Date.

                  (iv) Notwithstanding the foregoing, in the event that a "Significant Event," as defined below, occurs and as a result thereof, (a) Employee's duties and responsibilities are substantially reduced, or (b) Employee's employment is terminated by the Bank without "cause", then the Bank shall, after its receipt of a general release in favor of the Bank and its affiliates (pursuant to which the Bank and its affiliates are released of any and all liabilities and/or obligations to Employee other than the severance pay

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obligations due and owing under this Section 6.B.), pay Employee, as severance pay, all amounts that would be due and owing Employee pursuant to the terms and conditions of Section 6.B.(ii) above if Employee had been terminated by the Bank without "cause" (and without the occurrence of a "Significant Event") except that (yy) in the event that said reduction in duties and responsibilities or said termination without "cause" occurs during the "Transition Period," as defined below, Employee shall receive his salary for a period of thirty-six (36) months (rather than the eighteen (18) period referenced above), and (zz) in the event that said reduction in duties and responsibilities or termination without "cause" occurs after or before the Transition Period, Employee shall receive his salary for the remaining portion of the then current three (3) year term of this Agreement (rather than the eighteen (18) month period referenced above). For purposes of this Agreement, the term "Significant Event" shall mean a change of "control" of the Bank or of LIBC, or the sale of all or substantially all of the assets of the Bank or LIBC, or the merger of the Bank or LIBC with and into another institution pursuant to which the Bank or LIBC (as the case may be) is not the surviving entity; provided, however, that the merger of the Bank with and into a wholly owned subsidiary of LIBC shall not be deemed a "Significant Event" for purposes of this Agreement, and the provisions of this Section 6.B(iv) shall not be invoked by reason of such a merger. The term "control" shall mean the possession of the power to elect a majority of the members of the Board of Directors of the Bank or LIBC (as the case may be) through the ownership of voting securities in the Bank or LIBC (as the case may be); provided, however, that the acquisition of all or a portion of the issued and outstanding shares of capital stock of the Bank by LIBC, or by the current shareholders of the Bank, shall not be deemed a change of "control" of the Bank and the provisions of this Section 6.B(iv) shall not be invoked by reason of the acquisition of such shares of capital stock by LIBC or the current shareholders of the Bank, as the case may be. For purposes of this Agreement, the term "Transition Period" shall mean the period from and after the Closing Date until the earlier of (i) the date that LIBC acquires all of the issued and outstanding shares of capital stock of the Bank, and (ii) the first anniversary date of the date that LIBC sells all of the shares of capital stock of the Bank that it owns to a third party.

7. Remedies. Any and all remedies conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy. In addition, Employee hereby acknowledges and agrees that monetary damages would be an inadequate remedy for any breach or threatened breach of the terms and conditions of Section 4 or
Section 5 hereof and that, in the event of any such breach or threatened breach, injunctive relief will be necessary to prevent irreparable injury to the Bank. Accordingly, Employee hereby agrees that in addition to any other relief to which the Bank may be entitled, any court having jurisdiction may enter an appropriate injunctive order or other equitable relief to prevent such breach or threatened breach. This injunctive remedy and/or equitable relief should not be interpreted to limit the availability of injunctive or other equitable relief to cases of breach or threatened breach of Section 4 or Section 5 or to limit remedies for the breach or threatened breach of any other provisions, it being specifically agreed that the Bank shall be entitled to all remedies available under law or equity with respect to such breaches or threatened breaches.

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8.       Notices. Any notice required or permitted to be given under this
Agreement shall be sufficient if in writing and if sent by registered or certified mail to the address of the respective parties first written above or such other address as the parties may from time to time notify each other in writing. All notices shall be deemed given on the date of delivery if personally delivered or, if mailed, on the third day after mailing.

9. Assignment. Employee may not make any assignment of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the Bank. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

10. Entire Agreement. This instrument contains the entire agreement of the parties. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

11. Severability. If any provision of this Agreement shall be deemed to be unenforceable, the remaining provisions shall, to the extent possible, be carried into effect taking into account the general purpose and spirit of this Agreement.

12. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York.

13. Surviving Sections. Notwithstanding any provision to the contrary set forth herein, Sections 4, 5, 6.B., and 7 shall survive the termination or expiration of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.


                                  THE MAHOPAC NATIONAL BANK
Attest: (Under authority granted to the Executive Compensation Committee by resolution of the Board of Directors of the Bank, dated November 5, 1998)

----------------------------
Secretary
                                  By:
                                      -----------------------------------

                                  Title: Director of the Bank and Member of the Executive Compensation Committee



                                          Stephen E. Garner

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                                    EXHIBIT B

                 Incentive Compensation Criteria - 1999 and 2000
                 -----------------------------------------------

                  Although the performance criteria for determining the "Plan" performance level for the fiscal years ending December 31, 1999 and December 31, 2000 shall be determined by Employee and the Board of Directors of the Bank in good faith and taking into account all appropriate factors, Employee and the Bank hereby agree that the "Threshold," "Above Plan," and "Superior" performance levels shall be defined as follows for such fiscal years:

                  (a) "Threshold shall mean a performance level that is 90% of "Plan";

                  (b) "Above Plan" shall mean a performance level that is 110% of "Plan"; and

                  (c) "Superior" shall mean a performance level that is 115% of "Plan."

In addition, Employee and the Bank hereby agree that the bonus payment to be paid to Employee for achieving the various performance levels set forth above for the fiscal years ending December 31, 1999 and December 31, 2000 shall be as follows:

                  (i) in the event that the Bank obtains the "Threshold" performance level, Employee shall receive a bonus payment in an amount equal to ten percent (10%) of the annual salary paid to Employee during said fiscal year in accordance with Section 3.A of the Agreement to which this Exhibit is attached;

                  (ii) in the event that the Bank obtains the "Plan" performance level, Employee shall receive a bonus payment in an amount equal to twenty-five percent (25%) of the annual salary paid to Employee during said fiscal year in accordance with Section 3.A of the Agreement to which this
Exhibit is attached. All amounts payable under this clause (ii) shall be in lieu of any payments due and owing Employee under clause (i) above;

                  (iii) in the event that the Bank obtains the "Above Plan" performance, Employee shall receive a bonus payment in an amount equal to thirty-five percent (35%) of the annual salary paid to Employee during said fiscal year in accordance with Section 3.A of the Agreement to which this
Exhibit is attached. All amounts payable under this clause (iii) shall be in lieu of any payments due and owing Employee under clause (i) or (ii) above; and

                  (iv) in the event that the Bank obtains the "Superior" performance, Employee shall receive a bonus payment in an amount equal to forty percent (40%) of the annual salary paid to Employee during said fiscal year in accordance with Section 3.A of the Agreement to which this Exhibit is attached. All amounts payable under this clause (iv) shall be in lieu of any payments due and owing Employee under clause (i), (ii) or (iii) above.

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